UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 10, 2021

Date of Report (Date of earliest event reported)

Axon Enterprise, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16391	86-0741227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17800 N. 85th St.

Scottsdale, Arizona 85255

(Address of principal executive offices, including zip code)

(480) 991-0797

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value	AXON	The Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01. OTHER EVENTS.

Patrick W. Smith, Founder and Chief Executive Officer of Axon Enterprise, Inc. (“Axon”), adopted a prearranged trading plan on September 10, 2021 (the “Plan”), in accordance with guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, and with Axon’s policies regarding transactions in Axon securities by insiders.

Mr. Smith’s Plan contemplates the exercise of fully vested employee stock performance options to purchase Axon stock as well as the sale of a sufficient number of shares underlying such options to pay the exercise price and related tax withholding obligations, but only if the stock price is at or above a minimum price as specified in the Plan. The remaining exercised shares are subject to a 2.5-year holding period from the date of exercise per the terms of Mr. Smith’s CEO Performance Award. The Plan also contemplates the sale of certain of Mr. Smith’s long held shares. Any transactions under the Plan will be disclosed publicly on Form 4, and, if applicable, in a Form 144, in each case filed with the Securities and Exchange Commission.

Mr. Smith’s Long-Term Commitment to Axon:

As of September 9, 2021, Mr. Smith beneficially owned 430,516 shares of the Company's common stock. Assuming all exercise and sale transactions are made under the 10b5-1 Plan, Mr. Smith's ownership will increase approximately four fold and he will continue to be Axon's largest individual shareholder, showcasing his commitment to delivering on a long-term vision that can contribute to increasing shareholder value.

All of Mr. Smith’s exercisable options (approximately 4.2 million as of September 9, 2021) are subject to a 2.5-year post-exercise holding period, with exceptions only to settle tax obligations and to cover the exercise cost.

Mr. Smith’s recent vesting under the CEO Performance Award, combined with his intended option exercise and settlement of shares, triggers employee tax withholding obligations and exercise costs. The 10b5-1 Plan represents a mechanism for prudent treasury management with orderly selling of shares to settle these obligations.

Background on CEO Performance Award:

In February 2018, Axon CEO and founder Rick Smith relinquished his executive-level salary(1) and cash bonus for 10 years in return for a stock performance award tied to achieving market capitalization and financial performance milestones that would make Axon one of the most valuable companies in the public safety sector.

Axon's Board of Directors designed the plan to maximize alignment with shareholders while accounting for future unforeseen events. They chose the design because it represented pay for performance, motivated a long-term commitment, and aligned CEO compensation with value creation for stakeholders including employees, customers and shareholders.

For the award to fully vest, Axon's market capitalization would have to grow ten-fold from under $1.5 billion at the time to $13.5 billion, and significant revenue and profitability goals would also have to be achieved.

Since shareholders approved the CEO Performance Award in 2018, Mr. Smith has not received new equity compensation grants excepting 60 performance shares granted every employee in 2019. He can only be compensated if Axon generates extraordinary shareholder value and achieves significant financial performance milestones.

The CEO Performance Award consists of a 10-year grant of stock options that vest in 12 tranches. Each of the 12 tranches vests only if a pair of milestones are both met.

●	Market Capitalization Milestones: The first set of milestones are based on Axon's six-month and thirty day trailing average market capitalization with the first milestone at $2.5 billion, which was nearly double Axon's market capitalization when the plan was announced in February 2018.
●	Financial Performance Milestones: To meet the financial performance milestones, Axon must achieve escalating revenue or adjusted EBITDA targets chosen to incentivize both top-line growth and bottom-line operational rigor. Revenue milestones started at approximately two times pre-2018 levels and adjusted EBITDA milestones started at approximately three times pre-2018 levels.

For each of the 12 tranches that is achieved, Mr. Smith vests 530,488 stock option shares, corresponding to 1% of Axon's outstanding shares at the time of the award.

As of September 9, 2021, eight of the 12 tranches have vested as a result of Axon’s strong 2020 and year-to-date 2021 performance, which included the benefit of gains on strategic investments, as well as the attainment of several market capitalization goals.

Since the CEO Performance Award was issued in 2018, total shareholder return has exceeded 525% as of Friday, September 10, 2021.

Where to Find More Information:

For more on the Company’s compensation objectives and policies, including the CEO Performance Award, please refer to Axon’s “Compensation Discussion and Analysis” in its Annual Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 12, 2021. For more information about the CEO Performance Award, please refer to Exhibit 10.7 to Axon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and filed with the Securities and Exchange Commission on February 26, 2021.

Footnotes:

(1) Mr. Smith’s compensation complies with minimum wage requirements and the CEO Performance Award, resulting in approximately $25,000 in annual salary.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 13, 2021	Axon Enterprise, Inc.
(Registrant)

/s/ Jawad A. Ahsan
Jawad A. Ahsan
Chief Financial Officer